EXHIBIT 3.2

SEVEN ARTS ENTERTAINMENT INC.

Board Memorandum on
Procedures and Internal Controls

Seven Arts Entertainment Inc.
Board memorandum on Procedures and Internal Controls
● 2012

TABLE OF DEFINITIONS

“the Company”	Seven Arts Entertainment Inc. (“SAE”)

“the Directors”	The Directors of SAE being:

● Peter M. Hoffman (Executive)
● Kate Hoffman (Executive)
● Elaine New (Executive)
● David Michery (Executive)
● Hubert Gibbs (Non-Executive Chairman)
● Anthony Hickox (Non-Executive)
● Dan Reardon (Non-Executive)

“the Group”	SAE and its subsidiaries: (See chart below)

Seven Arts Entertainment Inc.
Board memorandum on Procedures and Internal Controls
● 2012

1           INTRODUCTION

Purpose

1.1	This Memorandum has been prepared in connection with the business of the Company as a publicly traded corporation subject to the filing requirements of the Securities Exchange Act of 1934.

1.2
The Memorandum has been prepared to set forth established procedures that provide a reasonable basis for the Directors to make proper judgments as to the financial position and prospects of the Company. This memorandum is the sole responsibility of the Directors.

1.3	The Memorandum sets out the financial reporting procedures, which are being established by the Company.

Background

1.4
The principal activity of the Company is the financing, production and distribution of theatrical motion pictures ("Pictures") throughout the universe. The Company as of February 2012 is now also an independent distributor and producer of sound recordings (“Records”).

1.5
The Company’s accounting function is carried out by proper recording of (i) contracts and other distribution income from the Pictures and Records; and (ii) costs of production and distribution of the Pictures.

The accounting function is based at:
138 – 144 New King’s Road
London SW6 4LZ

1.6
The Company's website is www.7artspictures.com.  The website is reviewed regularly and updated by Kate Hoffman, under the direction of Peter Hoffman, particularly as the Company acquires or produces new motion pictures.

1.7	The Company's current fiscal year ends on each June 30. The Company has authorized 250 million shares of capital stock.

Seven Arts Entertainment Inc.
Board memorandum on Procedures and Internal Controls
● 2012

1.8	The Group Structure:

Seven Arts Entertainment Inc.
Board memorandum on Procedures and Internal Controls
● 2012

1.9	Management Structure :

Seven Arts Entertainment Inc.
Board memorandum on Procedures and Internal Controls
● 2012

2           CONTROL ENVIRONMENT AND MANAGEMENT INFORMATION

The Board

2.1	The Board of Directors (“the Board”) comprises Directors: Peter M. Hoffman; Hubert Gibbs; Anthony Hickox; Elaine New; Kate Hoffman; David Michery, Robert Kaiser, Dan Reardon.

2.2	Board meetings will be held quarterly and additional meetings are held as and when required.

2.3	The Company’s full time CFO is Elaine New who is based in the London Office.

Management Information

2.4
Accounts will be produced on a quarterly basis (3/31/; 6/30; 9/30; 12/31) and would normally be completed by the 30th day of the following month. These will be distributed to the Directors several days before a scheduled quarterly Board meeting which will be within 40 days after the end of each quarterly period.

2.5	Management accounts will comprise the following:
-	Balance sheet
-	Profit and loss
-	Cash Flow
-	Notes to the accounts
-	Forecasts, including cash flow forecast, which will be on a rolling 18 month basis

2.6	Nazlini Mohamad and Natasha Taylor will be producing the quarterly Management Accounts and they will be reviewed by Peter Hoffman and Elaine New prior to submission to the Board.

The Auditors

The Hall Group CPAs (“Auditors”) have been appointed as the Company’s independent registered accounting firm. They will report to the Directors in a management letter if they discover any weakness in the systems, audit procedures and policies.

Year End And Interim Accounts Procedures

2.7
Nazlini Mohamad and Natasha Taylor will prepare the audit pack at the end of the financial year which will contain Draft Statutory Accounts, Sage Reports (i.e. Trial Balance, Nominal Ledgers), Bank reconciliations, Fixed and Intangible Assets, Aged Debtors, Prepayments, Inter-Company, Aged Creditors, Accruals, VAT, PAYE, Earnings per share, Share and Warrant Registers, Share Capital Movements.

2.8	The Audit is expected to begin within two months and must be completed within 90 days of the year-end.

2.9	The 10-Qs will be reviewed by the Auditor, but not audited. The review would take place within five (5) weeks from the end of the quarter as the Q must be filed within 45 days of the period end.

Seven Arts Entertainment Inc.
Board memorandum on Procedures and Internal Controls
● 2012

Cash Control

2.10	Incoming Cash. Two executive Directors will agree whether incoming receipts are sent to Los Angeles or London. The exception to this is receipts derived from distribution contracts, all of which are sent to London.

2.10.1	Payments. In London two (2) executive director signatures are required for any payment more than £3,000. In Los Angeles, payments more than $10,000 require two executive director signatures.

2.10.2
Approvals.  If one of the signatories is to benefit from a payment (outside of pre-approved salary payments or repayment of debts) then an independent director needs to sign off on the payment.  In addition, expense reports need to be approved by another executive except in the case of Peter Hoffman’s expense reports which will need to be approved by an independent director.

2.10.3
A/P Priorities.  Each week, the accounting staff will circulate a list of pending A/P to all four (4) executive directors.  This A/P list will include bills for the music company, the LA office and the London office.  This priority list will be approved by at least two of the executive directors and will be used as a guide for payments when monies are received into the company.

Corporate Governance

The Workings of the Board and its Committees

2.11
The Directors are required to prepare financial statements, which give a true and fair view of the state of the Company as at the end of the year and of the results of the Company for the year. The Directors have responsibility for ensuring that proper accounting records are kept which disclose with reasonable accuracy of the financial position of the Company and to enable them to ensure the accounts comply with United States Generally Accepted Accounting Principles (“US GAAP”).  The directors have a general responsibility for taking such steps as is reasonably open to them to safeguard the assets of the Company and to prevent and detect fraud and other irregularities.

2.12	SAFE is an English company therefore it still has to comply with Companies Acts in England and file English accounts and tax returns.

2.10
Appropriate accounting policies, which follow generally accepted accounting practice will be explained in the notes to the accounts, will be applied consistently and applicable accounting standards will be followed. In addition reasonable and prudent judgments and estimates have been used in the preparation of the financial statements.

2.11	The Directors are responsible for ensuring the information included in the annual report is prepared in accordance with US GAAP requirements and applicable security laws.

Seven Arts Entertainment Inc.
Board memorandum on Procedures and Internal Controls
● 2012

The Board reserves for its decision all
(a) material financing arrangements by the Group.
●	Any transaction involving the potential issuance of more than 4.99% of the already issued stock.
●	Any financing in an amount greater than $250,000
●	Any commitment to a film or new recording artist
(b) commitment of capital of more than $1,000,000; and
(c) matters for which shareholder vote or disclosure is required under applicable security laws.
(d) the managerial member of the Board on a quorum of three (3) directors may take other actions on behalf of the Company, not defined above.

2.14
Directors will have access to the advice and services of the attorney retained by the Company, who will be responsible to the Board for ensuring that Board procedures are followed and that applicable rules and regulations are complied with.

2.15
Board meetings will be held no less than quarterly prior to approval and filing of quarterly reports on Form 10-Q or 10-K.  The Board will initiate best efforts to have one in-person board meeting per year preferably at the time of the annual meeting of shareholders.

The following Committees will deal with specific aspects of the Company’s affairs:

Compensation Committee

2.16
The Compensation Committee comprises Dan Reardon and Tony Hickox. The main purpose of the Committee will be to determine the appropriate remuneration for Directors and executive officers and sign off any expenses due to third party consultants.  This should reflect their performance and that of the Company, and to demonstrate to shareholders that the various remunerations are set by Board members who have no personal interest in the outcome of their decisions.  [CHECK]

Audit Committee

2.17
The Audit Committee comprises Dan Reardon and Hubert Gibbs, and will meet at least twice during each fiscal year.  The main purpose of the Committee is to assist the Board in meeting its responsibilities in respect of external financial reporting and internal controls. The Audit Committee will also keep under review the scope and results of the audit. It will also consider the cost effectiveness, independence and objectivity of the auditors taking account of any non-audit services provided by them.  [CHECK]

Nominations Committee

2.18	The Nominations Committee comprises Tony Hickox and Dan Reardon and will vote as necessary to offer nominations to the Company’s Board of Directors

Internal Control and Risk Management

2.19
The Directors will be responsible for the Company’s system of internal financial control as set out in Section 3. Although no system of internal financial control can provide absolute assurance against material misstatement or loss, the Company’s system is designed to provide reasonable assurance that problems are identified on a timely basis and dealt with appropriately.

Seven Arts Entertainment Inc.
Board memorandum on Procedures and Internal Controls
● 2012

Management Structure

2.20
The Board will have overall responsibility for the Company and the schedule of matters specifically reserved for decision by the Board will be established and amended from time to time by the Board.  The current list of reserved matters is set forth in Paragraph 3.14.

Corporate Accounting Procedures

2.21
Responsibility levels are communicated throughout the Company, setting out the ethos of the Company, delegation of authority and authorization levels, segregation of duties and other control procedures together with accounting policies and procedures.

Quality and Integrity of Personnel

2.22
The competence and integrity of personnel is ensured through close contact between Peter Hoffman and all employees. High quality of personnel is seen as an essential part of the control environment.  Senior executives will conduct annual staff reviews to advise each employee of their areas of strength and weakness, requiring improvement.

Identification of Business Risks

2.23
The Board will be responsible for identifying the major business risks faced by the Company and for determining the appropriate course of action to manage those risks.  These risks will be identified by senior management and presented to the Board at each meeting as required.

Budgetary Process

2.24
Each year the Board will approve the annual budget and key risk areas identified. Going forward performance will be monitored and relevant action taken throughout the year through  quarterly reporting to the Board of variances from budget, updated forecasts for the year and information on the key risk areas.

Investment Appraisal

2.25
The budgetary processes and authorization levels regulate capital and working capital expenditure. Major budget overruns (e.g. in excess of $250,000) will be investigated. Due diligence work will be carried out by senior executives and independent accountants if a business is to be acquired.

Treasury Operations

2.26
The Company will operate a number of bank accounts including checking accounts, deposit accounts and various term deposits varying between one (1) week and three (3) months.  Elaine New will supervise this function.  All signatories will be approved by the Board.  The current signatories and authorization levels are attached as Schedule CA.

Only the CFO may open new bank accounts.

Seven Arts Entertainment Inc.
Board memorandum on Procedures and Internal Controls
● 2012

3           KEY INTERNAL CONTROLS

3.1	The key internal controls in place regarding the Company are as follows:

-	Payments will be made through a combination of check payment and international bank payments for expenses and suppliers invoice.
-	Check signatories are detailed on the Bank Mandate, approved by Peter Hoffman.
-	Bank reconciliations will be performed on a weekly basis.
-	Petty cash will amount to less than £500 and will be controlled by receipts and
-	managed by Elaine New.
-	Supplier statements will be reconciled on a monthly basis by the accounts team in the UK.
-	Purchases in line with budget and less that £5,000 will not require pre-approval from Peter Hoffman.
-	All purchases not in line with budget or above a value of £5,000 will require pre-approval by Peter Hoffman.
-	All acquisitions of properties require authority that must be agreed by the Board.
-	Nominal ledger reconciliations will be performed by the accounts team/Elaine New on a quarterly basis.
-	Payroll will be prepared by an outside service selected by Elaine New.

3.2	The Directors have not noted any control weaknesses at this stage. The recommendations of the Auditors for the year ended June 30, 2011 have been addressed and accepted.

Seven Arts Entertainment Inc.
Board memorandum on Procedures and Internal Controls
● 2012

4           ACCOUNTING POLICIES

4.1
The Directors, in conjunction with the Company’s Auditors, will be responsible for monitoring new accounting policy developments and any changes in US GAAP accounting standards and for ensuring that the Company’s policies comply with US GAAP. They will ensure that they become aware of any changes in accounting standards through a close working relationship through the recognized accounting publications.

4.2	The Company will apply consistent accounting policies that accord to US GAAP. The Directors consider that the policies are prudently based.

4.3	The following policies set forth as on Schedule AP will be applied consistently in dealing with items which are considered material in relation to the Company’s financial statements.

5           INFORMATION SYSTEMS ENVIRONMENT

5.1	Accounting Systems

Microsoft Excel - The Company currently uses Microsoft Excel modules to report its financial position. These include:
-	Monthly management accounts
-	Cash flow modules
-	Forecasting modules
-	Property maintenance schedules
-	Rent and related analysis

The principal hardware and software and accounting package are attached on Schedule AP.  All journal changes are approved by Elaine New

5.2	Accounting Procedures are as follows:

5.2.1	All receivables are booked when a contract or statement is included on the Company's collateral schedule detailing the revenue by picture by territory.

5.2.2	All costs are booked when incurred for production and distribution of each picture.

5.2.3	All cash receipts are reflected immediately upon receipt of a notice from the Company's banks and all receivables and contracts require payment to Company bank accounts.

5.3
Productions.  All productions managed by the Company (as opposed to acquisitions for which the Company has no legal control or liability for production costs) will employ an experienced production accountant who will record and report all production expenses in the current standard "Movie Magic" system, and provide weekly "cost reports" detailing all activities on the production to Peter Hoffman.

Seven Arts Entertainment Inc.
Board memorandum on Procedures and Internal Controls
● 2012

6           BUDGET AND FORECASTING

6.1	Budgets are prepared using excel spreadsheets devised by Elaine New.

6.2	The budgets will be reviewed by Peter Hoffman in due course.

6.3
Each budget will be prepared on a "bottom up" basis for each segment of the Company's business and approved by each senior executive with responsibility for that segment and approved by Peter Hoffman and Elaine New prior to submission to the Board.

7           PUBLIC DISCLOSURE

7.1
Press Releases.  The board shall have the right to review and approve every press release sent out by the Company.  The executive in charge of drafting the release will first send the draft to Randy Katz for legal review.  Once Randy has “blessed” the release, the responsible executive will circulate it to the rest of the board.  As a general rule, the board will have two (2) days to review and comment before the release will be deemed approved.  In cases of urgent release, the board will be so notified of the exigent circumstances but agree that their approval window may be shortened to 24-hours in such cases.

7.2
8K/Special Filings.  All such 8K or other special event filings will be subject to review and comment by the Board.  Again, as time is always of the essence on these matters, the executive directors will deem such special filings approved if no comment is made within two (2) business days.

8           RELATED PARTY TRANSACTIONS

8.1
807 Esplanade.  It is agreed that Seven Arts Filmed Entertainment Louisiana LLC (“SAFELA”), the operating entity of 807 Esplanade, will be brought into the Group so that Seven Arts Entertainment owns SAFELA and all of its assets.  There is an on-going discussion about the Board’s comfort level with the fact that the actual building is owned by Seven Arts Pictures Louisiana LLC (“SAPLA”) (which is outside the Group) and the executive directors have provided the Board with documentation showing that the asset of ownership of the actual building gives no benefit to SAPLA or to the Hoffman family.

8.2
Film-Related Special Purpose Companies.  It was agreed that no one in the Hoffman family nor any of their companies shall have a beneficial ownership in any special purpose company set up to produce a film.  The agreed structure will be that the special purpose company will be owned by the creative people in charge of making the film and that while that company will own the copyright to the film, Seven Arts Filmed Entertainment Limited (“SAFE”), a wholly owned subsidiary of Seven Arts Entertainment Inc., will own all right and title to the film including assignment of the copyright and distribution rights throughout the world in perpetuity, thereby giving SAFE all financial benefits derived from exploitation of the film, subject to customary talent participation not benefiting Peter Hoffman or his family.

Seven Arts Entertainment Inc.
Board memorandum on Procedures and Internal Controls
● 2012

9           CONCLUSION

9.1	This Board Memorandum documents the Company’s:

-	Accounting systems and internal controls;
-	Financial reporting systems;
-	Accounting policies; and
-	Budgeting and forecasting procedures.

9.2	The principal conclusions are that the Company will have in place:-

-	A strong general control environment
-	A defined management structure, with clearly defined and appropriate levels of delegated authority;
-	Appropriate, timely and reliable streams of management information;
-	Appropriate accounting policies that are in accordance with relevant accounting standards and have been consistently applied;
-	Adequate and reliable IT systems and IT controls; and
-	An effective and detailed budgetary process.

Conclusion

9.3
Having considered the contents of this Board Memorandum, the Directors consider that procedures have been established which provide a reasonable basis for us to make proper judgments as to the financial position and prospects of the Company.  This Board Memorandum will be reviewed and updated as required on a regular basis.

Signed on behalf of Seven Arts Entertainment Inc.

__________________
Peter Hoffman

__________________
Signature

__________________
Date

Seven Arts Entertainment Inc.
Board memorandum on Procedures and Internal Controls
● 2012